Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-71910, 333-87659, 333-76575, 333-106621, 333-143806, 333-158410 and 333-174691) on Forms S-8 and (No. 333-115129) on Form S-3 of our reports, dated April 12, 2012, related to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in BancTrust Financial Group, Inc.’s 2011 Annual Report on Form 10-K.

Our report, dated April 12, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that BancTrust Financial Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, because of the effect of the material weakness on the internal controls surrounding the valuation, documentation, and review of impaired loans and other real estate owned. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2011 consolidated financial statements, and did not affect our report dated April 12, 2012 on those consolidated financial statements.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
April 12, 2012